EXHIBIT 99.1

PRESS RELEASE                                                                                                      SOURCE: WPCS International Incorporated

WPCS Reports 37% Increase in Revenue for the 3rd Quarter

EXTON, PA - (PR Newswire - First Call) – March 17, 2008) WPCS International Incorporated (NASDAQ: WPCS) a leader in design-build engineering services for specialty communication systems and wireless infrastructure, has reported its financial results for the third quarter ended January 31, 2008.

For the quarter ended January 31, 2008, WPCS reported total revenue of approximately $24.8 million compared to $18.1 million for the same period a year ago, which represents an increase of approximately 37%.  For the third quarter of FY2008, the reported net income was approximately $383,000 or $0.05 per diluted share compared to $1.25 million or $0.20 per diluted share for the same period a year ago.

For the nine months ended January 31, 2008, WPCS reported total revenue of approximately $74.7 million compared to $52.3 million for the same period a year ago, which represents an increase of approximately 43%.  For the nine months ended January 31, 2008, the reported net income was approximately $3.16 million or $0.40 per diluted share compared to $3.23 million or $0.54 per diluted share for the same period a year ago.

A conference call is scheduled for today at 5:00 pm ET. To participate on the conference call, please dial 800-391-2548 for calls within the U.S. and 302-709-8328 for calls from international locations. Upon reaching the operator, verbally transmit the participant code VH37672. Andrew Hidalgo, CEO of WPCS, will be discussing the company’s third quarter financial performance and the outlook for the fourth quarter. When the overview concludes, your questions can be asked by pressing *1 and your questions can be removed from the queue by pressing the number sign. Replays of the conference call will be available for a period of five days by dialing 402-220-2946 and using 37672# as the pass code.

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of wireless technology. The company serves the specialty communication systems and wireless infrastructure sectors and provides services that include site design, technology integration, electrical contracting, construction and project management for corporations, government entities and educational institutions worldwide. For more information, please visit www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements involve risks and uncertainties and are subject to change at any time.  The company’s actual results could differ materially from expected results.  In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

CONTACT:

Carol Lindley
WPCS International Incorporated
610-903-0400 x100
ir@wpcs.com

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2008	2007	2008	2007

REVENUE	$24,802,079	$18,121,405	$74,723,129	$52,310,727

COSTS AND EXPENSES:
Cost of revenue	18,010,149	12,150,372	53,844,717	36,202,802
Selling, general and administrative expenses	5,573,644	3,538,395	14,151,781	9,874,455
Depreciation and amortization	618,002	310,074	1,616,204	880,965

Total costs and expenses	24,201,795	15,998,841	69,612,702	46,958,222

OPERATING INCOME	600,284	2,122,564	5,110,427	5,352,505

OTHER EXPENSE (INCOME):
Interest expense	69,269	112,387	377,487	326,823
Interest income	(81,082)	(120,164)	(436,257)	(294,916)
Minority interest	(23,907)	-	36,881	-

INCOME BEFORE INCOME TAX PROVISION	636,004	2,130,341	5,132,316	5,320,598

Income tax provision	252,701	878,462	1,974,885	2,089,642

NET INCOME	$383,303	$1,251,879	$3,157,431	$3,230,956

Basic net income per common share	$0.05	$0.23	$0.45	$0.59

Diluted net income per common share	$0.05	$0.20	$0.40	$0.54

Basic weighted average number of common shares outstanding	7,093,662	5,547,671	7,049,099	5,454,911

Diluted weighted average number of common shares outstanding	7,801,597	6,323,169	7,951,545	6,011,224

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31,	April 30,
ASSETS	2008	2007
	(Unaudited)	(Note 1)
CURRENT ASSETS:

Cash and cash equivalents	$8,417,056	$21,558,739
Accounts receivable, net of allowance of $98,786 at January 31, 2008 and April 30, 2007	25,017,770	16,560,636
Costs and estimated earnings in excess of billings on uncompleted contracts	4,599,455	2,499,940
Inventory	3,430,194	2,260,082
Prepaid expenses and other current assets	1,605,511	732,043
Deferred tax assets	75,271	27,000
Total current assets	43,145,257	43,638,440

PROPERTY AND EQUIPMENT, net	6,571,669	5,488,920

OTHER INTANGIBLE ASSETS, net	2,315,778	1,683,349

GOODWILL	23,966,807	20,469,608

OTHER ASSETS	439,999	273,353

Total assets	$76,439,510	$71,553,670

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

LIABILITIES AND SHAREHOLDERS' EQUITY	January 31,	April 30,
	2008	2007
	(Unaudited)	(Note 1)
CURRENT LIABILITIES:

Current portion of loans payable	$3,059,968	$2,598,872
Current portion of borrowings under line of credit	570,000	-
Current portion of capital lease obligations	30,205	-
Accounts payable and accrued expenses	8,931,405	6,802,110
Billings in excess of costs and estimated earnings on uncompleted contracts	2,680,072	2,272,688
Deferred revenue	740,381	504,458
Due to shareholders	168,365	707,000
Income taxes payable	354,767	433,361
Total current liabilities	16,535,163	13,318,489

Borrowings under line of credit	644,000	4,454,217
Loans payable, net of current portion	195,738	284,016
Capital lease obligations, net of current portion	307,270	-
Deferred tax liabilities	835,447	611,000
Total liabilities	18,517,618	18,667,722

Minority interest in subsidiary	1,390,846	1,353,965
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock - $0.0001 par value, 5,000,000 shares authorized, none issued	-	-

Common stock - $0.0001 par value, 75,000,000 shares authorized, 7,105,104 and 6,971,698 shares issued and outstanding at January 31, 2008 and April 30, 2007, respectively	710	697
Additional paid-in capital	49,494,446	47,901,159
Retained earnings	6,788,646	3,631,215
Accumulated other comprehensive income (loss) on foreign currency translation	247,244	(1,088)

Total shareholders' equity	56,531,046	51,531,983

Total liabilities and shareholders' equity	$76,439,510	$71,553,670

Note 1 - Certain reclassifications have been made to prior period financial statements to conform to current presentation.

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